Exhibit 99.1

Communications Systems, Inc., Announces Retirement of Scott Otis, Group President of Transition Networks & Net2Edge

Minnetonka, MN – September 19, 2019 --- Communications Systems, Inc. (NASDAQ: JCS) (“CSI” or the “Company”), a global provider of enterprise network infrastructure, voice and data communication products and services for deployments and management of IT networks, today announced that Scott Otis, Group President of Transition Networks and Net2Edge, will retire from the Company effective October 4, 2019. Mr. Otis will remain a consultant to CSI through December 31, 2019 to assist in the transition of his responsibilities.

CSI has commenced a search for Mr. Otis’s successor; in the interim his responsibilities will be assumed by Roger H.D. Lacey, Chairman and Chief Executive Officer of CSI, and Mark Fandrich, the Company’s Chief Financial Officer, who will be also taking on the newly-created role of Interim Chief Operating Officer of CSI.

“Scott has been a valuable member of our team since 2013, and we are appreciative and proud of the legacy he will be leaving,” said Mr. Lacey. “Scott has been instrumental in transforming Transition Networks into a profitable and growing enterprise, shepherding the development of Net2Edge, and creating a platform for continuing growth. On behalf of everyone at CSI, I want to thank Scott for his leadership and friendship and extend our best wishes for a happy retirement.”

“It has been a personal and professional honor to work with the team at CSI,” said Mr. Otis. “I will continue to support the Company during this period of transition.”

About Communications Systems
Communications Systems, Inc. provides connectivity infrastructure and services for global deployments of broadband networks. Focusing on innovative, cost-effective solutions, CSI provides customers the ability to deliver, manage, and optimize their broadband network services and architecture. From the integration of fiber optics in any application and environment to efficient home voice and data deployments to optimization of data and application access, CSI provides tools for maximum utilization of the network from the edge to the user. With partners and customers in over 50 countries, CSI has built a reputation as a reliable global innovator focusing on quality and customer service.

Forward Looking Statement

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Communications Systems’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties affecting the operation of Communications Systems’ business. These risks, uncertainties and contingencies are presented in the Company’s Annual Report on Form 10-K and, from time to time, in the Company’s other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s financial results in any particular period may not be indicative of future results. Communications Systems is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts:

Communications Systems, Inc	The Equity Group Inc.
Mark D. Fandrich	Devin Sullivan
Chief Financial Officer	Senior Vice President
952-582-6416	212-836-9608
mark.fandrich@commsysinc.com	dsullivan@equityny.com

Roger H. D. Lace	Lena Cati
Chief Executive Office	Vice President
952-996-1674	212-836-9611
lcati@equityny.com